Exhibit 99.1

LENZ Therapeutics Reports Third Quarter 2025 Financial Results and Recent Corporate Highlights
VIZZTM (aceclidine ophthalmic solution) 1.44% received FDA approval for the treatment of presbyopia
Commercial product launch initiated in October 2025 with broad product availability in mid-Q4 2025
Over 2,500 ECPs prescribed VIZZ, 40% of which have prescribed multiple times, resulting in over 5,000 prescriptions filled through October 2025
Partnered with Sarah Jessica Parker as direct-to-consumer campaign spokesperson; anticipated to launch in Q1 2026
Pro forma cash, cash equivalents and marketable securities of approximately $324.0 million as of September 30, 2025
Management to host conference call today, November 5, 2025, at 8:30am EST
SAN DIEGO, CA – November 5, 2025 – LENZ Therapeutics, Inc. (Nasdaq: LENZ or “LENZ” or the “Company”), a pharmaceutical company focused on the commercialization of VIZZTM (aceclidine ophthalmic solution) 1.44%, the first and only aceclidine-based eye drop for the treatment of presbyopia, today reported financial results for the third quarter ended September 30, 2025 and recent corporate highlights.
“We are very pleased with the first weeks of the VIZZ launch as we introduce our exciting new solution for the treatment of presbyopia into the marketplace and have been highly encouraged by the enthusiasm from the ECP community, as evidenced by the over 2,500 unique prescribers and impressively over 5,000 prescriptions filled through October. Early patient feedback has been very positive, and it is undisputed that VIZZ is highly effective at restoring near vision with rapid onset and long duration,” said Eef Schimmelpennink, President and Chief Executive Officer of LENZ Therapeutics. “The months ahead promise to continue to be very exciting, and we are proud to announce today our partnership with Sarah Jessica Parker as campaign spokesperson to lead the VIZZ DTC campaign which we intend to launch in Q1 2026.”
Third Quarter 2025 and Recent Commercial Highlights
•Announced FDA approval of VIZZ for the treatment of presbyopia on July 31, 2025 as the first and only aceclidine-based eye drop approved to improve near vision in adults with presbyopia, a condition impacting approximately 128 million adults in the United States. The approval was received ahead of its August 8, 2025 PDUFA date.
•Commercial product launch in October 2025, supported by 88-territory sales force and 10-member inside sales team, with broad commercial product availability in mid-Q4 2025.
•Commercial launch focus in Q4 2025 on awareness, confidence and willingness to prescribe by Eye Care Professionals (ECPs) and proving highly effective:
◦Awareness for VIZZ was 90% in October 2025 among surveyed ECPs, driven by approximately 17,000 unique ECPs detailed and over 5 million digital campaign impressions since approval, consistently over 13,000 ECP sales calls on a rolling 4-week basis by our 88-territory sales force and supported by significant commercial presence at multiple major industry conferences.
◦Confidence in VIZZ driven by positive real-world ECP experience; nearly 70,000 product samples provided to approximately 7,000 ECP offices and over 9,000 ECP opt-in elections to Find-a-Doctor on VIZZ.com through October 2025.

◦Willingness to Prescribe VIZZ has rapidly increased with over 2,500 unique prescribing ECPs, already 40% of which have prescribed multiple times, resulting in over 5,000 prescriptions filled through October 2025.
•Partnered with Sarah Jessica Parker (“SJP”) as direct-to-consumer (DTC) campaign spokesperson and on-track to launch in Q1 2026.
Additional Third Quarter 2025 and Recent Corporate Highlights
•The Company achieved and received payment for multiple milestones under its Development and Commercialization Agreement with CORXEL Pharmaceuticals in China totaling $10 million, including submission of the NDA for LNZ100 to the Center for Drug Evaluation of the National Medical Products Administration of the People’s Republic of China, and upon approval of VIZZ in the United States.
•In July 2025, the Company announced an exclusive license and commercialization agreement granting Laboratoires Théa rights to register and commercialize VIZZ for the treatment of presbyopia in Canada. Under the terms of the licensing and commercialization agreement, LENZ will be eligible to receive over $70 million in upfront, regulatory and commercial milestone payments, as well as tiered, double-digit royalties on net sales.
Financial Results for Three and Nine Months Ended September 30, 2025
Cash Position: Cash, cash equivalents and marketable securities were $202.2 million as of September 30, 2025, which is anticipated to fund operations to post-launch positive cash flow. In October 2025, the Company utilized the remaining available capacity of $123.5M under its “at-the-market” sales agreement to a single institutional investor. On a pro forma basis, ending cash, cash equivalents and marketable securities, was approximately $324.0 million as of September 30, 2025.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $27.6 million and $51.5 million for the three and nine months ended September 30, 2025, respectively, compared to $6.5 million and $19.5 million during the same periods in 2024, primarily driven by increases in personnel-related expenses due to a growth in headcount, including the hiring of 88-territory sales force, and pre-commercial marketing, advertising and sales infrastructure expenses as we prepared for and executed the commercial launch of VIZZ.
Research and Development (R&D) Expenses: R&D expenses decreased to $3.8 million for the three months ended September 30, 2025, compared to $6.5 million during the same period in 2024. R&D expenses decreased to $18.7 million for the nine months ended September 30, 2025, compared to $23.9 million during the same period in 2024, driven by decreases in clinical trial-related expenses, as our Phase 3 CLARITY study was substantially completed in March 2024.
Net Loss: Net loss for the three and nine months ended September 30, 2025 was $16.7 million and $46.2 million, respectively, or $0.59 and $1.65 per share (basic and diluted), respectively, compared to a net loss of $10.2 million and $37.1 million, or $0.38 and $1.93 per share (basic and diluted) during the same periods in 2024.
About Presbyopia
Presbyopia is the inevitable loss of near vision associated with aging, impacting the daily lives of nearly all people over the age of 45. As people age, the crystalline lens in their eyes gradually hardens and becomes less able to change shape. This loss of elasticity of the lens reduces the ability of the lens to focus incoming light from near objects onto the retina. Adults over 50 years of age lose, on average, 1.5 lines of near vision every six years. Although the progression of presbyopia is gradual, presbyopes often experience an abrupt change in their daily life as the symptoms become more pronounced starting in their mid-40s, when reading glasses or other corrective aids are suddenly necessary to read text or conduct close-up work. Presbyopia is typically self-diagnosed and self-managed with over-the-counter reading glasses, or managed, after evaluation by an ECP, with prescription reading or bifocal glasses or multifocal contact lenses.
About VIZZ (aceclidine ophthalmic solution) 1.44%
VIZZ (aceclidine ophthalmic solution) 1.44% is a once-daily eye drop developed to restore clear near vision for up to 10 hours. Aceclidine is the sole active ingredient in VIZZ and provides rapid and durable near vision improvement. VIZZ is preservative-free and provided in single-dose vials. VIZZ is a predominantly pupil selective miotic that interacts with the iris with minimal ciliary muscle stimulation. VIZZ causes contraction of the iris sphincter muscle, resulting in a pinhole effect that extends depth of focus to improve vision. For more information, please visit www.VIZZ.com.
VIZZ Indication and Important Safety Information
INDICATION
VIZZ (aceclidine ophthalmic solution) 1.44% is a prescription eye drop used to treat age-related blurry near vision (presbyopia) in adults.
IMPORTANT SAFETY INFORMATION
•Do not use VIZZ if allergic to any of the ingredients.
•To help avoid potential eye injury or contamination of the product, do not allow the vial tip to touch the eye or any surfaces. Discard the opened vial immediately after use.
•Contact lenses should be removed before using VIZZ. After dosing, contact lenses can be reinserted after 10 minutes.
•If using more than one topical eye medication, the medicines should be administered at least 5 minutes apart.
•Temporary dim or dark vision may be experienced after using VIZZ. Do not drive or operate machinery if vision is not clear.
•Seek immediate medical care if sudden onset of flashing lights, floaters, or vision loss is experienced.
ADVERSE REACTIONS
The most common reported adverse reactions of participants were instillation site irritation (20%), dim vision (16%), and headache (13%). Adverse reactions reported in >5% of participants were conjunctival hyperemia (8%) and ocular hyperemia (7%). The majority of adverse reactions were mild, transient, and self-resolving.
For additional information, please see the full Prescribing Information available at www.VIZZ.com/full-prescribing-information.pdf.
About LENZ Therapeutics
LENZ Therapeutics is a pharmaceutical company focused on the commercialization of VIZZTM (aceclidine ophthalmic solution) 1.44%, the first and only FDA-approved aceclidine-based eye drop for the treatment of presbyopia, a condition impacting an estimated 1.8 billion people globally and 128 million people in the United States. LENZ is commercializing VIZZ in the United States and continues to establish licensing partnerships internationally to provide access to VIZZ globally. LENZ is headquartered in San Diego, California. For more information, visit www.VIZZ.com and www.LENZ-tx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. You can identify forward-looking statements by words such as “may,” “will,” “could,” “can,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “poised,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, but not all forward-looking statements will contain these words. ” Forward-looking statements in this press release include statements regarding the timing and availability of VIZZ; potential market size for VIZZ; its ability to meet patient needs and become standard of care; LENZ commercialization plans, including international partnering plans, and the quotations of LENZ management. These statements are based on numerous assumptions concerning VIZZ, target markets and involve substantial risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievement to be materially different from the information expressed or implied by these forward-looking statements, including those risk factors described in the section titled “Risk Factors” in our Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2025 and our subsequent filings with the SEC. We cannot assure you that the forward-looking statements in this press release or the assumptions upon which they are based will prove to be accurate. The forward-looking statements in this press release are as of the date of this press release. Except as otherwise required by applicable law, LENZ disclaims any duty to update any forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.
Contact:
Dan Chevallard
LENZ Therapeutics
IR@LENZ-Tx.com

LENZ Therapeutics, Inc.
Selected Balance Sheet Highlights
(in thousands)

	September 30, 2025	December 31, 2024
	(unaudited)
Cash and cash equivalents	$25,399	$20,158
Marketable securities	176,773	188,872
Total assets	210,704	215,304
Total liabilities	16,777	11,220
Total stockholders’ equity	193,927	204,084

LENZ Therapeutics, Inc.
Condensed Consolidated Statement of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
License revenue	$12,500	$—	$17,500	$—
Total revenue	12,500	—	17,500	—
Operating expenses:
Selling, general and administrative	27,596	6,494	51,505	19,452
Research and development	3,791	6,451	18,670	23,933
Total operating expenses	31,387	12,945	70,175	43,385
Loss from operations	(18,887)	(12,945)	(52,675)	(43,385)
Other income:
Other (expense) income	(14)	(6)	174	281
Interest income	2,201	2,736	6,770	5,987
Total other income, net	2,187	2,730	6,944	6,268
Net loss before income taxes	(16,700)	(10,215)	(45,731)	(37,117)
Income tax expense	—	—	500	—
Net loss	$(16,700)	$(10,215)	$(46,231)	$(37,117)
Other comprehensive loss:
Unrealized gain on marketable securities	189	585	31	517
Comprehensive loss	$(16,511)	$(9,630)	$(46,200)	$(36,600)
Net loss per share, basic and diluted	$(0.59)	$(0.38)	$(1.65)	$(1.93)
Weighted-average common shares outstanding, basic and diluted	28,540,519	27,172,330	28,052,279	19,195,399